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                                                                    Exhibit 99.2


                            CELL THERAPEUTICS, INC.
                           STOCK PURCHASE AGREEMENT
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     I hereby elect to participate in the 1996 Employee Stock Purchase Plan (the
"ESPP") beginning with the offering period specified below, and I hereby subscribe to purchase shares of Common Stock of Cell Therapeutics, Inc. (the "Company") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the ESPP in the 1% multiple of my earnings (not to exceed 10%) specified in my attached Enrollment/Change Form.

     Offering periods under the ESPP will run from the first business day in January to the last business day in June each year, and from the first business day in July to the last business day in December each year. However, the initial offering period under the ESPP will begin on December 1, 1997 and end on June 30, 1998. My participation will automatically remain in effect from one offering period to the next in accordance with this Agreement and my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction, or unless my employment status changes. I may change the rate of my payroll deductions to become effective at the start of any subsequent offering period by filing a new Enrollment/Change Form at least one (1) business day prior to the start date of such offering period.

     My payroll deductions will be accumulated for the purchase of shares of the Company's Common Stock on the last business day of each offering period. The purchase price per share shall be equal to 85% of the lower of (i) the fair
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market value per share of Common Stock on the start date of the offering period or (ii) the fair market value per share on the last day of that offering period. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase on any one purchase date to such number of shares established by the Plan Administrator, and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

     I may withdraw from the ESPP by filing a new Enrollment/Change Form in which I indicate my voluntary withdrawal at least one (1) business day prior to the last day of the offering period. The Company will refund all my payroll deductions for that offering period as soon as practicable following the last day of that offering period. I may not rejoin that particular offering period at any later date. Upon the termination of my employment for any reason, including death or disability, or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the offering period in which my employment terminates or my loss of eligibility occurs will automatically be refunded to me.

     If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the offering period in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that offering period. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began, provided I am an eligible employee under the ESPP at that time.

     A stock certificate for the shares purchased on my behalf at the end of each offering period will automatically be deposited into a brokerage account which the Company will designate and open on my behalf. I will notify the Company of any sale or disposition of my ESPP shares which occurs within two (2) years after the start date of the offering period in which those shares were purchased, and I will satisfy all applicable income and employment tax withholding requirements at the time of such sale or disposition. The Company has the right to retain, or sell without notice, a sufficient number of the shares purchased on my behalf under the ESPP to cover the amount required to be withheld, or to make other arrangements with respect to withholding as the Company deems appropriate.

     The Company has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current offering period. Should the Company elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

     I have received a copy of the official Plan Summary and Prospectus summarizing the major features of the ESPP. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

     Date:                         , 199
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                                               Signature of Employee

     Entry Date:                   , 199       Printed Name:
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